Exhibit 10.4

EXECUTION VERSION

MANAGEMENT AGREEMENT

by and between

MMA CAPITAL MANAGEMENT, LLC

and

HUNT INVESTMENT MANAGEMENT, LLC

i

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT, dated as of January 8, 2018, by and between MMA Capital Management, LLC, a Delaware limited liability company (the “Company”), and Hunt Investment Management, LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Company is a Delaware limited liability company organized in accordance with the Delaware Limited Liability Company Act;

WHEREAS, the Manager is a Delaware limited liability company organized in accordance with the Delaware Limited Liability Company Act and an indirect wholly owned subsidiary of Hunt Companies;

WHEREAS, pursuant to that certain Master Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”), by and among the Company, MMA Financial, Inc., MMA Energy Capital, LLC, Hunt FS Holdings II, LLC (“Buyer”), and, solely with respect to Section 2.07 and its express obligations under Article V of the Transaction Agreement, Hunt Companies, Inc. (“Hunt Companies”), Buyer agreed to purchase the Transferred Assets (as defined below) and assume the Obligations (as defined below);

WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement, the Company desires to, subject to the supervision of the Board, retain the Manager to manage the investments and day-to-day business and affairs of the Company and its Subsidiaries and to perform services for the Company in the manner and on the terms set forth herein; and

WHEREAS, the Manager is willing to render such services for the Company, subject to the supervision of the Board, on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Section 1.          Definitions.

(a)       The following terms shall have the meanings set forth in this Section 1(a):

“Affiliate” means with respect to a Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner; provided, that, it is acknowledged and agreed that (x) Hunt Companies and Affiliates thereof shall not be deemed an Affiliate of the Manager except (1) in the case of Section 2(e) and Section 3(d) and (2) for the Hunt Affiliates in the case of the Allocation Policy, and (y) the Company and its Subsidiaries shall not be deemed an Affiliate of Hunt Companies or any of its Affiliates.

“Agreement” means this Management Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Allocation Policy” means the investment allocation policy and procedures of the Manager, in effect from time to time, with respect to, subject to applicable law, the allocation of investment opportunities among the Company, on the one hand, and the Manager and the Hunt Affiliates, on the other hand (as the same may be amended, updated or revised from time to time, subject to the consent of a majority of the Board (which must include a majority of the then incumbent Independent Directors)).

“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Cause Event” means (i) a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within thirty (30) days that the Manager, its agents or permitted assignees has committed a felony that has a material adverse effect on the business of the Company or the ability of the Manager to perform its duties under the terms of this Agreement (including if the Manager enters a plea of nolo contendere with respect thereto) or a material violation of applicable securities laws that would reasonably be expected to cause material reputational harm to the Company, (ii) an order for relief in an involuntary bankruptcy case relating to the Manager or the Manager authorizing or filing a voluntary bankruptcy petition, (iii) the dissolution of the Manager, (iv) the occurrence of a payment Event of Default under the Note as a result of which the Company has notified the Maker (as defined therein) that all obligations outstanding under the Note have become immediately due and payable, or the occurrence of an Event of Default under the Note resulting from a Restricted Payment (as defined therein) made in violation of the terms of the Note and which Event of Default is not cured by the Maker or Parent (as defined therein) (including pursuant to the terms of the Parent Undertaking Guaranty (as defined therein)) within twenty (20) days following Maker's or Parent's receipt of the notice from the Company to accelerate all outstanding obligations under the Note, (v) an assignment by Manager not permitted under Section 11(a), (vi) a material breach of this Agreement which has a material adverse effect on the business of the Company, taken as a whole or (vii) a final and non-appealable judicial determination that the Manager has (A) committed Fraud (1) against the Company or (2) any other Person for whom the Manager serves in a similar capacity to its role hereunder, (B) misappropriated or embezzled funds of the Company, or (C) acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (vii) are caused by an employee and/or officer of the Manager or one of its Affiliates and the Manager takes all necessary action against such person and cures the direct monetary damage caused by such actions or omissions within thirty (30) days of such determination, then such event shall not constitute a Cause Event.

“Claim” has the meaning set forth in Section 8(c) hereof.

2

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share” means an equity interest in the Company, designated as such in accordance with the Company’s Second Amended and Restated Certificate of Formation and Operating Agreement, with no stated par value.

“Company” has the meaning set forth in the Preamble to this Agreement.

“Company Business” means the Leveraged Bonds Business and Renewable Energy Business.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.

“Conduct Policies” has the meaning set forth in Section 2(o) hereof.

“Confidential Information” means all confidential, proprietary or non-public information of, or concerning the performance, terms, business, operations, activities, personnel, training, finances, actual or potential investments, plans, compensation, clients or investors of the Company or any of its Subsidiaries, written or oral, obtained by the Manager from and after the date hereof in connection with the services rendered hereunder; provided that Confidential Information shall not include information which (i) is or becomes public domain information other than by reason of a disclosure by the Manager in breach of this Agreement, (ii) was already in the possession of, or known to, the Manager (as demonstrated by the Manager’s written records) lawfully prior to the time it was received by the Manager, or the Manager obtained access thereto, from the Company or its Affiliates, (iii) has been or is hereafter rightfully furnished to the Manager without restriction on disclosure by a third person lawfully in possession thereof, or (iv) was developed independently by the Manager without using or referring to any of the Confidential Information.

“Diluted GAAP Equity Per Share” means, for any period, (a) the Company’s GAAP Common Shareholders’ Equity at the end of such period (i) increased by the amount of any dividends paid during such period and (ii) decreased by an amount equal to any Contingent Purchase Price previously paid to the Company pursuant to the Transaction Agreement, divided by (b) the number of shares outstanding at the end of such period computed on a fully diluted basis. For purposes of computing Diluted GAAP Per Share as of December 31, 2017, GAAP Common Shareholders’ Equity shall be increased by the sum of the Company’s GAAP gain as a result of the closing under the Transaction Agreement plus the Company’s GAAP gain as a result of the closing on the MGM Agreements described in the Transaction Agreement, plus the Company’s first quarter 2018 revenue recognition GAAP gain associated with MGM. Until such time as actual results are available for each of the components, the parties agree to use the projected GAAP gains of $32,000,000, $13,800,000 and $9,200,000, respectively, to be replaced by the actual results for each component as and when each becomes available. For the avoidance of doubt, if at any time during the period between the date of this Agreement and the Effective Termination Date, any change in the number of shares of the Company shall occur as a result of any stock split (including a reverse stock split) or combination thereof, then the Diluted GAAP Equity Per Share shall be equitably adjusted by the Company and the Manager to reflect such change.

3

“Earn-Out Amount” has the meaning set forth in the Transaction Agreement.

“Effective Date” means the date hereof.

“Effective Termination Date” has the meaning set forth in Section 10(b) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means actual and intentional fraud. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.

“GAAP Common Shareholders’ Equity” means the Company’s (and, without duplication, its Subsidiaries’) period-end common shareholders’ equity, computed in accordance with GAAP on a fully diluted basis, adjusted to exclude the effect of (a) the value of the Company’s and its Subsidiaries’ net operating loss carry forwards, and (b) any gains or losses attributable to third-party owners of the Company’s Subsidiaries or Joint Ventures to the extent not otherwise excluded by the application of GAAP. An illustrative calculation of the Company’s GAAP Common Shareholders’ Equity is set forth on Schedule 1 attached hereto.

“Governing Agreements” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and limited liability company agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended from time to time.

“Hunt” means, collectively, Hunt Companies and any Affiliate thereof.

“Hunt Affiliate” means Hunt Companies and its controlled Affiliates other than (i) the Manager, (ii) Hunt Financial Securities, LLC, a Delaware limited liability company, and (iii) Amber Infrastructure Group Holdings Limited, a company incorporated under the laws of England and Wales, and any of its controlled Affiliates.

“Hunt Companies” has the meaning set forth in the Recitals to this Agreement.

“Incentive Compensation” means the incentive fee calculated and payable with respect to each calendar year, commencing with calendar year 2018, in arrears, in an amount (which shall not be less than zero) equal to: the product of (i) 20% and (ii) (A) the excess of (1) Diluted GAAP Equity Per Share as of the end of the most recently completed calendar year over (2) 107% of Diluted GAAP Equity Per Share as of the end of the preceding calendar year, multiplied by (B) the weighted average number of shares outstanding during the preceding calendar year.

4

Incentive Compensation shall be pro-rated for partial periods, to the extent necessary, as the case may be (including any calendar year during which any Effective Termination Date occurs).

“Indemnified Party” has the meaning set forth in Section 8(b) hereof.

“Independent Director” means a member of the Board who is “independent” in accordance with the Company’s Governing Agreements and the rules of the applicable National Securities Exchange.

“Initial Term” has the meaning set forth in Section 10(a) hereof.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Guidelines” means the investment guidelines proposed by the Manager and approved by the Board, a copy of which is attached hereto as Exhibit A, as the same may be amended, restated, modified, supplemented or waived by the Manager, subject to the consent of a majority of the Board (which must include a majority of the then incumbent Independent Directors).

“Joint Ventures” means joint ventures between the Company or any of its Subsidiaries, on the one hand, and a third party investor or capital provider, on the other hand.

“Leveraged Bonds Business” means the investment in and ownership and management of Unrated Tax-Exempt Bonds, together with the Company’s associated leverage of its Unrated Tax-Exempt Bonds business through the use of Total Return Swaps (including the direct entry into Total Return Swaps for Unrated Tax-Exempt Bonds not previously owned). The Leveraged Bonds Business portfolio as of the date hereof is set forth on Schedule 2 attached hereto.

“Losses” has the meaning set forth in Section 8(a) hereof.

“Management Arrangements and Management Fee Rights” has the meaning set forth in the Transaction Agreement.

“Management Fee” means the management fees, without duplication, payable quarterly in arrears with respect to each calendar quarter commencing with the quarter in which the Effective Date occurs, in an amount equal to (i) 2% per annum (0.5% per quarter) of the Company’s GAAP Common Shareholders’ Equity for so long as the Company’s GAAP Common Shareholders’ Equity is less than or equal to $500,000,000 plus (ii) if the Company’s GAAP Common Shareholders’ Equity exceeds $500,000,000, 1.0% per annum (0.250% per quarter) of the Company’s GAAP Common Shareholders’ Equity in excess of $500,000,000. The Management Fee shall be pro-rated for partial periods, to the extent necessary, as described more fully elsewhere herein. Notwithstanding the foregoing, the Management Fee payable for the first two calendar quarters of fiscal year 2018 shall be $1,000,000 per quarter.

5

“Manager” has the meaning set forth in the Preamble to this Agreement.

“Manager Expenses” has the meaning set forth in Section 7(a) hereof.

“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5 hereof.

“National Securities Exchange” means any national securities exchange or nationally recognized automated quotation system on which the Common Shares (or shares of common equity of an Affiliate of the Company) are listed, traded, exchanged or quoted.

“Obligations” has the meaning set forth in the Transaction Agreement.

“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.

“Purchase Money Note” means that certain Purchase Money Note of even date herewith by Hunt FS Holdings II, LLC, as maker, in favor of the Company, as payee, in the original principal amount of $57,000,000.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“Renewable Energy Business” means the origination, directly or indirectly, of debt financing to provide late stage renewable energy development loans, renewable energy construction loans and renewable energy permanent loans in North America of the type, size and nature originated by the Company in its renewable energy Joint Ventures as of or prior to the date hereof and the provision of servicing, asset management and other management services in connection therewith. The Renewable Energy Business portfolio as of the date hereof is set forth on Schedule 3 attached hereto.

“Renewable Energy Reimbursements” means all expense reimbursements under the Management Arrangements and Management Fee Rights.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization of which: (i) the Company or any other subsidiary of the Company is a general partner or managing member, or (ii) voting power to elect a majority of the board of directors, managers, trustees or other Persons performing similar functions with respect to such entity or organization is held by the Company or by any one or more of the Company’s subsidiaries.

6

“Termination Fee” means a termination fee equal to (a) three (3) times the sum of (i) the average annual Management Fee and (ii) the average annual Incentive Compensation, plus (b) the average annual Renewable Energy Reimbursements, plus (c) until the Company’s GAAP Common Shareholders’ Equity first exceeds $500,000,000, the average annual reimbursements under Section 7(b)(xxi), in each case, earned by the Manager during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date.

“Termination Notice” has the meaning set forth in Section 10(b) hereof.

“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.

“Transaction Agreement” has the meaning set forth in the Recitals to this Agreement.

“Transferred Assets” has the meaning set forth in the Transaction Agreement.

(b)          As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c)          Any reference in this Agreement to “$” shall mean U.S. dollars.

(d)          The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(e)          The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

“Unrated Tax-Exempt Bonds” means unrated tax-exempt bonds that finance affordable housing and municipal redevelopment in the United States of America of the type, size and nature held by the Company on the date hereof.

Section 2.          Appointment and Duties of the Manager.

(a)      The Company hereby retains the Manager, as agent, to manage the investments and day-to-day business and affairs of the Company and its Subsidiaries, subject at all times to applicable law, the further terms and conditions set forth in this Agreement and to the supervision of the Board. Except as otherwise provided in this Agreement, the Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that the Company pays and reimburses the Manager for all fees, costs and expenses in accordance with Section 6 and Section 7 hereof. The retention of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by (x) third parties under the Manager’s supervision or (y) the Manager’s Affiliates.

7

(b)          The Manager, in its capacity as manager of the investments and the operations of the Company, at all times will be subject to the supervision and direction of the Board and will have only such functions and authority as the Board may delegate to it, including managing the Company’s investment activities and other business affairs in conformity with the Investment Guidelines and other policies that are approved and monitored by the Board. The Company and the Manager hereby acknowledge the recommendation by the Manager and the approval by the Board of the Investment Guidelines.

(c)          Subject to the oversight of the Board and the terms and conditions of this Agreement (including the Investment Guidelines), the Manager will have authority with respect to the management of the business and affairs of the Company and will be responsible for the day-to-day management of the Company. The Manager will perform (or cause to be performed through one or more of its Affiliates or Subsidiaries) such services and activities relating to the investments and business and affairs of the Company as may be appropriate or otherwise mutually agreed from time to time, which may include, without limitation:

(i)          serving as an advisor to the Company with respect to the establishment and periodic review of the Investment Guidelines for the Company’s investments, financing activities and operations, any modifications to which will be approved by a majority of the Board, including a majority of the Independent Directors;

(ii)         identifying, investigating, analyzing, and selecting possible investment opportunities (including investments relating to the Company Business) and the origination, negotiation, acquisition, consummation, monitoring, financing, retaining, disposition, negotiation for prepayment, restructuring, refinancing, hypothecating, pledging or otherwise disposing of investments (including investments relating to the Company Business), in each case, consistent in all material respects with the Investment Guidelines;

(iii)        identifying and analyzing prospective purchases, sales, exchanges, financing or other dispositions of investments (including investments relating to the Company Business), conducting negotiations on the Company’s behalf with sellers, purchasers, borrowers and other counterparties and, if applicable, their respective agents, advisors and representatives;

(iv)        serving as the Company’s consultant with respect to decisions regarding any repurchase agreements, interest rate, currency or total return swap agreements, financing arrangements (including one or more credit facilities), foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Company’s activities;

8

(v)        engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers (which may include Affiliates of the Manager) that provide various services with respect to the Company, including investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including transfer agent and registrar services) as may be required relating to the Company’s activities or investments (or potential investments), including activities or investments relating to the Company Business, subject to the approval of a majority of the Independent Directors to the extent Board (or a committee thereof) approval is required by applicable law or regulation, including the applicable rules of any securities exchange or regulatory body;

(vi)       coordinating and managing operations of any joint venture or co-investment interests held by the Company and conducting all matters with the joint venture or co-investment partners;

(vii)       providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(viii)     administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s management as may be agreed upon by the Manager and the Board, including the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(ix)        communicating on the Company’s behalf with the holders of any of the Company’s equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets (including any applicable National Securities Exchange) and to maintain effective relations with such holders;

(x)         advising the Company in connection with policy decisions to be made by the Board;

(xi)        engaging one or more sub-advisors with respect to the management of the Company, including, where deemed appropriate by the Manager, Affiliates of the Manager;

(xii)       evaluating and recommending to the Board hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with the Investment Guidelines;

(xiii)      causing the Company to retain a third party advisor regarding the maintenance of the Company’s exemption from regulation as an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the Company to maintain such exemption from regulation as an investment company under the Investment Company Act;

9

(xiv)      furnishing reports to the Company and the Board regarding the Company’s activities and services performed for the Company by the Manager and its Affiliates, including, if requested by the Board, causing the Chief Executive Officer and the Chief Financial Officer of the Company to furnish a quarterly report regarding the status of any buy-to-hold investments within the Company Business that were allocated to the Company by the Manager during the applicable quarter;

(xv)       monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvi)      investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to the Company’s equity holders) and advising the Company as to the Company’s capital structure and capital raising;

(xvii)    causing the Company to retain a qualified independent public accounting firm and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and systems with respect to financial reporting obligations and to conduct periodic compliance reviews with respect thereto;

(xviii)    assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xix)       assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’s business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act, or by any National Securities Exchange, and facilitating compliance with the Sarbanes-Oxley Act of 2002 and the listing rules of any National Securities Exchange;

(xx)       assisting the Company in taking all necessary actions to enable the Company to make required tax filings and reports;

(xxi)       placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations for the Company either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer), and selecting the markets in which such orders shall be executed;

(xxii)      handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company or its Subsidiaries may be involved or to which the Company or its Subsidiaries may be subject, arising out of the Company’s or its Subsidiaries day-to-day activities (other than with the Manager or its Affiliates), subject to such reasonable limitations or parameters (including settlement authorization) as may be imposed from time to time by the Board;

10

(xxiii)     using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’s behalf to be commercially reasonable or commercially customary and within any reasonable budgeted parameters or expense guidelines set by the Board from time to time;

(xxiv)    advising the Company with respect to and structuring short-term and long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxv)     serving as the Company’s advisor with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Company’s investments (which, in accordance with applicable law and the terms and conditions of this Agreement and the Company’s Governing Agreements, may include financing by the Manager or its Affiliates);

(xxvi)    providing the Company with portfolio management and other related services;

(xxvii)   arranging marketing materials and other related documentation, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s business; and

(xxviii)  performing such other services from time to time in connection with the management of the business and affairs of the Company and its investment activities (including investment activities relating to the Company Business) as the Board, including a majority of the Independent Directors, shall reasonably request and/or the Manager shall deem appropriate under the particular circumstances.

(d)          For the duration of and on the terms and conditions set forth in this Agreement, the Company and each of its wholly-owned Subsidiaries hereby constitutes, appoints and authorizes the Manager, and any officer of the Manager acting on its behalf from time to time, as the Company’s true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute, deliver and enter into any certificates, instruments, agreements, authorizations and other documentation in the name and on behalf of the Company as the Manager, in its sole discretion, deems necessary or appropriate in connection with the performance of its services hereunder. This power of attorney is deemed to be coupled with an interest. In performing such services, as an agent of the Company, the Manager shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement, including the following powers, subject in each case to the terms and conditions of this Agreement, including the Investment Guidelines:

11

(i)          to originate, purchase, exchange, finance or otherwise acquire and to sell, exchange or otherwise dispose of, any investment (including any investment relating to the Company Business) at public or private sale;

(ii)         to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber investments (including investments relating to the Company Business) and enter into agreements in connection therewith, including repurchase agreements, master repurchase agreements, International Swap Dealer Association swap, caps and other agreements and annexes thereto and other futures and forward agreements;

(iii)        to originate, purchase, take and hold investments (including investments relating to the Company Business) subject to mortgages or other liens;

(iv)       to extend the time of payment of any liens or encumbrances which may at any time be encumbrances upon any investment (including any investment relating to the Company Business), irrespective of by whom the same were made;

(v)         to foreclose, to reduce the rate of interest on, and to consent to the modification and extension of the maturity or other terms of any investments (including any investments relating to the Company Business), or to accept a deed in lieu of foreclosure;

(vi)       to join in a voluntary partition of any investment (including any investment relating to the Company Business);

(vii)      to enter into joint ventures or otherwise participate in investment vehicles investing in investments (including investments relating to the Company Business);

(viii)     to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area;

(ix)        to cause any property to be maintained in good state of repair and upkeep and to pay the taxes, upkeep, repairs, carrying charges, maintenance and premiums for insurance;

(x)         to use the personnel and resources of its Affiliates in performing the services specified in this Agreement;

(xi)        to designate and engage all professionals, consultants and other service providers subject to and in accordance with, as applicable, Section 2(e), to perform services (directly or indirectly) on behalf of the Company and its Subsidiaries, including accountants, legal counsel and engineers; and

(xii)        to take any and all other actions as are necessary or appropriate in connection with the Company’s and/or its Subsidiaries’ investments or activities (including investments or activities relating to the Company Business).

12

The Manager shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.

(e)          The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(b) hereof as the Manager deems necessary or advisable in connection with the management and operations of the Company, which may include Affiliates of the Manager; provided, that, any such services may be provided by Affiliates only to the extent (i) the provision and cost of such services are on arm’s length terms and competitive market rates in relation to terms that are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to the assets of the Company and its Subsidiaries, and (ii) such services and the costs thereof are approved by a majority of the Independent Directors. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense. The Manager shall not charge the Company for the cost and expense of sub-advisors unless, in the good faith opinion of the Manager, such sub-advisors are providing services, expertise or other specialized support or assistance which the Manager does not possess on the date hereof.

(f)          The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely and materially affect the Company’s and its Subsidiaries’ status as entities excluded from investment company status under the Investment Company Act, or (iii) would materially violate the Conduct Policies, any applicable law, rule or regulation of any governmental body or agency having jurisdiction over the Company and its Subsidiaries or any applicable National Securities Exchange or that would otherwise not be permitted by the applicable Governing Agreements. If the Manager is ordered to take any action by the Board, the Manager shall seek to promptly notify the Board if it is the Manager’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Agreements and, if the Manager so notifies the Board and the Board nonetheless insists that the Manager comply with the Board’s order, unless the Board provides a written opinion of counsel (upon which the Manager is entitled to rely), the Manager shall be permitted to treat such order as an event of default for purposes of Section 12(b) hereof. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to the Company, the Board, or the Company’s equity holders for any act or omission by the Manager or any of its Affiliates, except as expressly provided in Section 8 of this Agreement and subject to the limitations thereof.

(g)          The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including all steps reasonably necessary to allow the Manager to make any filing required to be made under the Securities Act, Exchange Act, Code, or other applicable law, rule or regulation, including the rules and regulations of a National Securities Exchange, on behalf of the Company in a timely manner. The Company further agrees to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.

13

(h)          As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, (i) reports and other information on the Company’s operations, including quarterly budget to actual comparisons, and (ii) other information relating to any proposed or consummated investment as may be reasonably requested by the Company.

(i)          The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all periodic reports and financial statements with respect to the Company reasonably required by the Board in order for the Company to comply with its Governing Agreements, or any other materials required to be filed with any governmental body or agency, including the SEC, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials, including an annual audit of the Company’s books of account by a nationally recognized independent accounting firm approved by the Independent Directors of the Board (or applicable committee thereof).

(j)          The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, regular reports for the Board to enable the Board to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance, asset performance and compliance with the Investment Guidelines, and policies approved by the Board.

(k)          The Manager shall prepare and present to the Board for approval a proposed annual budget at least thirty (30) days prior to the start of the calendar year to which the budget applies. Unless and until such budget is approved, the prior year’s budget shall apply with respect to each item of expense, increased, in each case, by three percent (3%), except as to non-discretionary expenses (e.g., taxes) which shall be paid at the actual cost thereof.

(l)          Directors, officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, employees, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Agreements, and by any resolutions duly adopted by the Board. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, while this Agreement is in effect, the Manager will provide the Company with a management team, including a Chief Executive Officer and Chief Financial Officer or similar positions, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.

14

(m)          At all times during the term of this Agreement, the Manager shall maintain customary “errors and omissions” and “fidelity” insurance coverage and other customary insurance coverage for asset managers and advisors performing similar services to those set forth herein, with respect to assets similar to those of the Company.

(n)          The Manager may provide, or at the sole cost and expense of the Company, shall cause to be provided, such internal audit, compliance, legal, finance and control services as may be required for the Company to comply with applicable law (including the Securities Act, Investment Advisers Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of the National Securities Exchange and as otherwise reasonably requested by the Company or its Board from time to time.

(o)          The Manager acknowledges receipt of the Company’s Code of Ethics and Principles of Business Integrity and Corporate Governance Guidelines (collectively, the “Conduct Policies”), and agrees to require its officers, directors, members, and employees and any officers or employees of its Affiliates acting on behalf of the Manager, in each case, who are involved in the business and affairs of the Company, to comply with the Conduct Policies to the extent applicable to such Persons.

Section 3.	Additional Activities of the Manager; Allocation of Investment Opportunities; Non-Solicitation; Restrictions.

(a)          Nothing in this Agreement shall (i) prevent the Manager, Hunt or any of their Affiliates, or any of its or their officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company, including the management of Hunt which has or may employ investment objectives or strategies that overlap, in whole or in part, with the Investment Guidelines, (ii) in any way bind or restrict the Manager, Hunt or any of their Affiliates, or any of its or their officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager, Hunt or any of their Affiliates, or any of its or their officers, directors or employees may be acting, subject, however, to the Company’s Insider Trading Policy as to employees of Manager serving as officers or directors of the Company or any of its Subsidiaries and to applicable law regarding persons in receipt of material non-public information of the Company, or (iii) prevent the Manager, Hunt or any of their Affiliates from receiving fees or other compensation or profits from such activities described in this Section 3(a) which shall be for the Manager’s (and/or Hunt or their Affiliates’) sole benefit. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different in certain material respects from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others (including, for greater certainty, Hunt and its Affiliates and their respective investors). The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others (including Hunt and its Affiliates) or themselves. The Manager and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (A) Affiliates of the Manager advise and/or manage Hunt, (B) the Manager will allocate investment opportunities that overlap with the Investment Guidelines and with the investment objectives of the Manager and the Hunt Affiliates in accordance with the Allocation Policy and (C) nothing in this Agreement shall prevent the Company from investing in, acquiring, selling assets to or merging with or entering into any joint ventures with Hunt or purchasing assets from, selling assets to, merging with or arranging financing from or providing financing to Hunt, provided that any such transaction described in this clause (C) receives the prior approval of the Board (which must include a majority of the then incumbent Independent Directors).

15

(b)          In connection with the services of the Manager hereunder, the Company and the Board acknowledge and/or agree that (i) as part of Hunt’s regular businesses, personnel of the Manager and its Affiliates may from time-to-time work on other projects and matters, and that conflicts may arise with respect to the allocation of personnel between the Company and Hunt and/or the Manager and its Affiliates, (ii) there may be circumstances where investments that are consistent with the Investment Guidelines may be shared with or allocated to Hunt (in lieu of the Company) but only in accordance with the Allocation Policy, (iii) Hunt may invest, from time-to-time, in investments in which the Company may also invest (including at a different level of an issuer’s capital structure (e.g., an investment by Hunt in an equity or mezzanine interest with respect to the same entity in which the Company owns a debt interest or vice versa) or in a different tranche of fundraising with respect to an issuer in which the Company has an interest), and while the Manager will resolve any such conflicts in a fair and equitable manner in accordance with the Allocation Policy, such transactions shall not be required to be presented to the Board for approval, and there can be no assurance that any such conflicts will be resolved in favor of the Company, (iv) the Manager and its Affiliates may from time-to-time receive fees from other issuers or entities for the arranging, underwriting, syndication or refinancing of investments or other additional fees, including acquisition fees, loan servicing fees, special servicing fees, administrative fees and advisory or asset management fees, and while such fees may give rise to conflicts of interest the Company will not receive the benefit of any such fees, and (v) the terms and conditions of the governing agreements of Hunt (including with respect to the economic, reporting, and other rights afforded to investors in Hunt) are materially different from the terms and conditions applicable to the Company and its equity holders, and neither the Company nor any such equity holder (in such capacity) shall have the right to receive the benefit of any such different terms applicable to investors in Hunt as a result of an investment in the Company or otherwise. The Manager shall keep the Board reasonably informed on a periodic basis in connection with the foregoing, including with respect to any transactions that present conflicts of the types described in clause (iii) of this Section 3(b) and shall provide the Board quarterly updates in respect of such matters.

(c)          Where investments that are consistent with the Investment Guidelines are shared with Hunt, the Manager may, but is not obligated to, aggregate sales and purchase orders of securities and other investments of the Company with similar orders being made simultaneously for Hunt, if in the Manager’s judgment, such aggregation is likely to result generally in an overall economic benefit to the Company. The determination of such economic benefit to the Company by the Manager is subjective and represents the Manager’s evaluation that the Company is benefited by relatively better purchase or sales prices, lower commission expenses, increased access to investment opportunities, beneficial timing of transactions or a combination of these and other factors.

16

(d)          Subject to Section 3(b), the Board may periodically review the Investment Guidelines and the Company’s investment portfolio when and as determined in its discretion, but will not review each proposed investment; provided, that the Manager shall not consummate on behalf of the Company any transaction that involves (i) the sale of any investment to or (ii) the acquisition of any investment from Hunt unless such transaction has been approved in advance by a majority of the Independent Directors. In connection with the foregoing, it is understood and/or agreed for greater certainty that while conflicts of interests may arise from time-to-time in connection with the investment activities of the Company and Hunt (including as more fully described in Section 3(b) above) and that the Manager will resolve any such conflicts of interest in a fair and equitable manner in accordance with the Allocation Policy, only those transactions set forth above shall be required to be presented for approval by the Independent Directors; provided, that the foregoing shall not limit the ability of the Manager, in its discretion, to present additional matters involving the Company to the Independent Directors from time-to-time for review, advice and/or approval to the extent the Manager reasonably determines that doing so is appropriate under the circumstances (including as a result of a determination that such matters give rise to material conflicts of interest that are appropriate to be reviewed and/or approved by the Independent Directors); provided, further, that if (x) the majority of the Independent Directors approve any matter or transaction presented for their approval despite a conflict of interest after the Manager has disclosed all material facts relating to such conflict of interest or (y) the Manager acts in a manner, or pursuant to standards or procedures, approved by a majority of the Independent Directors with respect to such conflicts of interest that arise or may arise from time to time, then none of the Manager, Hunt or any of their Affiliates shall have any liability to the Company or any of its equity holders by reason of such conflict of interest for actions in respect of such matter taken in good faith by any of them, including actions in the pursuit of their own interests.

(e)          In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(b) hereof, for two (2) years after such termination of this Agreement, the Company shall not, without the prior written consent of the Manager, employ or otherwise retain any employee of the Manager, Hunt or any of their respective Affiliates or any person who has been employed by the Manager or any of its Affiliates at any time within the two (2)-year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company; provided, however, that following the payment of the Termination Fee by the Company to the Manager, the Company may, without first obtaining the consent of the Manager, employ the Persons serving in the capacity of Chief Executive Officer, Chief Operating Officer/President and Chief Financial Officer of the Company. The Company acknowledges and agrees that, in addition to any damages, the Manager may be entitled to equitable relief for any violation of this Section 3(e) by the Company, including injunctive relief.

(f)          At the reasonable request of the Board, the Manager shall review the Investment Guidelines and the Allocation Policy with the Board and respond to reasonable questions regarding the Investment Guidelines and the Allocation Policy as it relates to services under this Agreement.

17

(g)          In the event that (i) the Manager or any Hunt Affiliate is paid fees by third parties for investments allocated to the Company (other than customary origination fees or other similar fees) or (ii) the Manager is engaged directly in a material investment or activity, which conflicts with the Company’s interest, the Manager shall provide the Board with notice thereof.

Section 4.          Bank Accounts. At the direction of the Board, the Manager may establish and maintain, as agent on behalf of the Company, one or more bank accounts with a “qualified custodian” in the name of the Company or any Subsidiary in accordance with applicable law, and may cause the Company to deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve, and the Manager shall ensure that such custodian(s) from time to time render statements, including appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of the Company or any Subsidiary.

Section 5.          Records; Confidentiality.

(a)      The Manager shall maintain appropriate books of account, records and files relating to services performed hereunder, and such books of account, records and files shall be accessible for inspection by representatives of the Company or any Subsidiary, and their respective independent accounting firms and outside consultants, at any time during normal business hours upon reasonable advance written notice. Manager shall also provide the Company, its Subsidiaries and their representatives, independent accounting firms and outside consultants with reasonable access to appropriate personnel of the Manager, during normal business hours and upon reasonable advance written notice, so as to enable the accountants and consultants to conduct the Company’s annual audit and to review, design and test the Company’s internal controls over financial reporting. The Manager shall have full responsibility for the maintenance, care and safekeeping of all such books of account, records and files (it being understood that services may be provided with respect to the Company by service providers (e.g., administrators, prime brokers and custodians) and so long as such service providers are monitored by the Manager with due care, the Manager shall be in compliance with the foregoing).

(b)      Until the second (2nd) anniversary of the termination of this Agreement, the Manager shall keep confidential any and all Confidential Information and shall not disclose Confidential Information, in whole or in part, to any Person other than (a) to officers, directors, employees, agents, representatives, advisors of the Manager, Hunt or their respective Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder or in connection with Hunt’s asset management or capital markets businesses, (b) to appraisers, lenders or other financing sources, co-originators, custodians, administrators, brokers, commercial counterparties or any similar entity and others in the ordinary course of the Company’s business, (c) to appraisers, lenders or other financing sources, custodians, administrators, brokers, advisors or any similar entity in connection with Hunt’s debt securities or offerings ((a), (b) and (c) collectively, “Manager Permitted Disclosure Parties”), (d) in connection with any governmental or regulatory filings of the Company, Hunt or their respective Affiliates, disclosure or presentations to investors of the Company or Hunt (subject to compliance with Regulation FD) or any securities offerings or debt agreements of Hunt, (e) to governmental agencies or officials having jurisdiction over the Company or the Manager, (f) as requested or required by applicable law, legal process or regulatory request or requirement (including SEC rules or regulations), (g) to existing or prospective investors in Hunt and their advisors to the extent such persons reasonably request such information, subject to an undertaking of confidentiality, non-disclosure and non-use, or (h) otherwise with the consent of the Company, including pursuant to a separate agreement entered into between the Manager and/or Hunt and the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information. Nothing herein shall prevent the Manager from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will (x) consider, and if advisable seek, at the Company’s sole expense, an appropriate protective order or confidentiality agreement, (y) notify the Board of such disclosure, and (z) in in the absence of an appropriate protective order or confidentiality agreement, disclose only that portion of such information that is responsive, in the Manager’s reasonable discretion, to such request or demand.

18

Section 6.         Compensation.

(a)      For the services rendered under this Agreement, the Company shall pay the Management Fee and the Incentive Compensation to the Manager. The Manager will not receive any compensation for the period prior to the Effective Date.

(b)      The parties acknowledge that the Management Fee is intended in part to compensate the Manager and its Affiliates for the costs and expenses (other than reimbursable costs and expenses) they will incur hereunder, as well as certain expenses not otherwise reimbursable under Section 7 below, in order for the Manager to provide the Company the investment advisory services and certain general management services rendered under this Agreement.

(c)      The Management Fee shall be payable in arrears in cash, in quarterly installments commencing at the end of the quarter in which the Effective Date occurs. If applicable, the initial and final installments of the Management Fee shall be pro-rated based on the number of days during the initial and final quarter, respectively, that this Agreement is in effect. The Manager shall calculate each quarterly installment of the Management Fee, and deliver such calculation to the Company, promptly following the filing of the Company’s periodic report on Form 10-Q for the first three quarters of each calendar year and the receipt of the Company’s completed audit as to the fourth quarter of each calendar year. The Company shall pay the Manager each installment of the Management Fee within five (5) Business Days after the date of delivery to the Company of such computations.

(d)      The Incentive Compensation shall be payable in arrears in cash, in annual installments commencing with calendar year 2018. The Manager shall compute each annual installment of the Incentive Compensation within five (5) Business Days of the completion of the Company’s annual audit. A copy of the computations made by the Manager to calculate such installment shall thereafter promptly be delivered to the Board and, upon such delivery, payment of such installment of the Incentive Compensation shown therein shall be due and payable no later than the date which is five (5) Business Days after the date of delivery to the Board of such computations.

19

(e)       The Company shall have the right at the end of each calendar year to audit the Manager’s calculation of Management Fee and Incentive Compensation in accordance with the procedures set forth in Section 7(d).

Section 7.         Expenses of the Company.

(a)      Subject to Section 7(b), the Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement (including each of the officers of the Company and its Subsidiaries and any directors of the Company who are also directors, officers, employees or agents of the Manager or any of their respective Affiliates), including salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance (other than insurance specifically required under this Agreement) with respect to such personnel (“Manager Expenses”).

(b)       The Company shall pay all of its costs and expenses and shall reimburse the Manager and its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Company or any of its Subsidiaries in accordance with this Agreement other than Manager Expenses. The Manager shall not charge to the Company any expense reimbursable by the Company under this Section 7(b) or Section 7(f) to the extent that the Manager has actually received reimbursement for such expense from a third party, whether as part of the Renewable Energy Reimbursement, or otherwise, and nothing herein shall be construed to entitle the Manager to any reimbursement not provided for in this Section 7(b) or Section 7(f). Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company and any Subsidiary shall be paid by the Company and shall not be considered or covered by Manager Expenses and shall not be required to be paid by the Manager or Affiliates of the Manager:

(i)          all fees, costs and expenses associated with the formation and capital raising activities of the Company and any of its Subsidiaries, including the costs and expenses of (A) the preparation of the Company’s registration statements, and (B) any subsequent offerings and any filing fees and costs of being a public company, including filings with the SEC, the Financial Industry Regulatory Authority, Inc. and any National Securities Exchange (and any other exchange or over-the-counter market), among other such entities;

(ii)         all fees, costs and expenses in connection with the acquisition, negotiation, disposition, structuring, settling, financing, hedging and ownership (in each case, whether or not consummated) of the Company’s or any Subsidiary’s business or investments (including the Company Business), including fees, costs and expenses incurred in contracting with third parties to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, administrative fees, investment banking or brokerage fees and commissions and guaranty fees;

20

(iii)        reimbursements of fees, costs and expenses (to the extent such fees, costs and expenses would otherwise be reimbursable if incurred by the Manager or its Affiliates under this Section 7(b)) of a sub-advisor, but subject to Section 2(c)(xi) and, with respect to sub-advisors who are Affiliates of the Manager, only to the extent approved as provided in Section 2(e) hereof;

(iv)        all legal, audit (including internal audit), accounting, consulting, investor relations, proxy solicitation, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees, costs and charges, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any Subsidiary’s equity securities or debt securities;

(v)         all fees, costs and expenses relating to communications to holders of equity securities or debt securities issued by the Company or any Subsidiary and other third party services (including bookkeeping and other clerical services) utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including the SEC), including any costs of computer services in connection with this function, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, the costs of preparing, printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any Subsidiary’s securities and the cost of any other reports or related statements to third parties;

(vi)        all fees, costs and expenses of money borrowed by the Company or any of its Subsidiaries, including principal, interest and the costs associated with the establishment and maintenance of any credit facilities, other financing arrangements, or other indebtedness of the Company and its Subsidiaries, if any (including commitment fees, accounting and legal fees, closing and other costs);

(vii)       all taxes and license fees applicable to the Company or any Subsidiary, including interest and penalties thereon;

(viii)      all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents engaged by the Company, any Subsidiary or by the Manager for the account of the Company or any Subsidiary;

(ix)         all insurance costs incurred by the Company or any Subsidiary, including the cost of obtaining and maintaining (A) liability or other insurance to indemnify (1) the Manager, (2) the directors and officers of the Company, and (3) underwriters of any securities of the Company, (B) “errors and omissions” insurance coverage, and (C) any other insurance deemed necessary or advisable by the Board for the benefit of the Company and its directors and officers;

(x)          all compensation and fees paid to directors of the Company or any Subsidiary (excluding those directors who are also directors, officers, employees or agents of Manager, Hunt or any of their Affiliates), and all expenses of all directors of the Company or any Subsidiary incurred in their capacity as such;

21

(xi)         all third-party legal, compliance, accounting and auditing fees, costs and expenses and other similar services relating to the Company’s or any Subsidiary’s operations (including all quarterly and annual audit or tax fees, costs and expenses and including, for the avoidance of doubt, all fees, costs and expenses of any third party advisor or sub-advisor retained regarding the maintenance of the Company’s and its Subsidiaries’ exemption from regulation as an investment company under the Investment Company Act);

(xii)        all third-party legal, expert and other fees, costs and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company or any of its Subsidiaries, or which the Company or any Subsidiary is authorized or obligated to pay under applicable law or its Governing Agreements or by the Board;

(xiii)       subject to Section 8 below, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency, or settlement of pending or threatened proceedings;

(xiv)      all travel and related expenses of directors, officers, managers, agents and employees of the Company, any of its Subsidiaries and the Manager, incurred in connection with attending meetings of the Board or holders of securities of the Company or any Subsidiary or performing other business activities that relate to the Company or any Subsidiary (including the Company Business), including travel and related expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of the Company or any Subsidiary; provided, however, that the Company shall only be responsible for (A) a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company, and (B) expenses incurred in accordance with the Company’s travel expense reimbursement policies;

(xv)       all expenses of organizing, modifying or dissolving the Company or any Subsidiary and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Company or any of its Subsidiaries (including any activity relating to the Company Business);

(xvi)      all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board to or on account of holders of the securities of the Company or any Subsidiary, including in connection with any dividend reinvestment plan or direct stock purchase plan;

(xvii)     all fees, costs and expenses related to (A) the design and maintenance of the Company’s or any Subsidiary’s web site or sites and (B) the Company’s allocable share of costs associated with technology-related expenses, including any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or Affiliates of the Manager that is used for the Company or any of its Subsidiaries, technology service providers and related software/hardware utilized in connection with the Company’s or any Subsidiary’s investment and operational activities;

22

(xviii)    all fees, costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company or any of its Subsidiaries;

(xix)       all fees, costs and expenses incurred with respect to administering the Company’s or any Subsidiary’s equity incentive plans, if any;

(xx)        rent and other fees (including disaster recovery facilities costs and expenses) relating to office(s), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s or any Subsidiary’s operations; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;

(xxi)       the Company’s allocable share of the compensation including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance, and other non-investment personnel of the Manager or its Affiliates who spend all or a portion of their time managing the Company’s and/or its Subsidiaries’ affairs, including the Manager’s or its Affiliate’s personnel serving as the Company’s Chief Executive Officer and Chief Financial Officer, in each case, based on the percentage of his or her time spent managing the Company’s and/or its Subsidiaries’ affairs. The Company’s share of such costs shall be based upon the percentage of time devoted by such personnel of the Manager or its Affiliates to the Company’s and/or its Subsidiaries’ affairs, subject, however, to the following:

(1)         during each of the first two (2) years following the Effective Date, the amount reimbursable by the Company under this clause (xxi) shall be capped at $2,500,000 per year;

(2)         for each year beginning on or after the second anniversary of the Effective Date, the amount reimbursable by the Company under this clause (xxi) shall be capped at $3,500,000 per year until the Company’s GAAP Common Shareholders’ Equity exceeds $500,000,000, after which there shall be no cap on the amount reimbursable by the Company under this clause (xxi), provided that any cap for a prior period shall be pro-rated for any partial annual period through and including the calendar quarter in which the Company’s GAAP Common Shareholders’ Equity first exceeds $500,000,000;

23

(3)         commencing with the calendar quarter following the first calendar quarter in which the Company’s GAAP Common Shareholders’ Equity exceeds $500,000,000, the compensation paid to of the Manager’s or its Affiliate’s employee serving as the Company’s Chief Executive Officer shall constitute a Manager Expense and shall no longer be subject to reimbursement by the Company under this clause (xxi);

(4)         if, after the Company’s GAAP Common Shareholders’ Equity exceeds $500,000,000, the Company’s GAAP Common Shareholders’ Equity subsequently declines such that it no longer exceeds $500,000,000, the provisions set forth in sub-clauses (2) and (3) of this clause (xxi), as applicable, shall continue to apply as if the Company’s GAAP Common Shareholders’ Equity exceeds $500,000,000;

(5)         with respect to any expense reimbursable under this Section 7(b)(xxi), the Manager shall be entitled to reimbursement for such expense from the Company under this Section 7(b)(xxi) only to the extent that the Manager has not actually received reimbursement for such expense from a third party; and

(xxii)      all other expenses actually incurred by the Manager or its Affiliates or their respective directors, officers, managers, employees, representatives or agents, or any Affiliates thereof, which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement (including any fees, costs or expenses relating to the Company’s or any Subsidiary’s compliance with all governmental and regulatory matters and reporting obligations).

(c)          Notwithstanding anything to the contrary set forth in this Agreement, the Manager shall be entitled to incur and pay fees, costs and expenses on behalf of the Company and/or any of its Subsidiaries, including any fees, costs and expenses described in Section 7(b). Fees, costs and expenses described in Section 7(b) and incurred or paid by the Manager on behalf of the Company and/or any of its Subsidiaries shall be reimbursed quarterly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting such costs and expenses of the Company and its Subsidiaries and those incurred by the Manager on behalf of the Company and its Subsidiaries during each quarter, and shall use commercially reasonable efforts to deliver such written statement to the Company within forty-five (45) days after the end of each applicable calendar quarter. The Manager may, at its option, elect not to seek reimbursement for certain expenses described in Section 7(b) during a given quarterly period, which determination shall not be deemed to constitute a waiver of reimbursement for similar expenses in future periods. The Company shall pay all amounts payable to the Manager pursuant to this Section 7(d) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay (unless those amounts are the subject of a good faith dispute); provided, that such payments may be offset by the Manager against amounts due to the Company from the Manager. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company as set forth in Section 7(d). Notwithstanding the forty-five (45) day period described above, the Manager shall use commercially reasonable efforts to provide the Company with copies of all third-party bills and invoices expected to be included in the quarterly reimbursement no later than fifteen (15) days after the end of each calendar quarter.

24

(d)      The Company shall have the right, at its sole cost and expense, at the end of each calendar year, in connection with its annual audit, to audit the Manager’s calculation of reimbursable expenses, the Management Fee and the Incentive Compensation. The Manager agrees to make available to the Company and its representatives all books and records reasonably necessary for such audit. If the audit shows an overpayment by the Company, the Company will be entitled to a credit in the amount of such overpayment against future Management Fees and expense reimbursements. If the amount of the overpayment exceeds 110% of the amounts paid by the Company to the Manager for such calendar year, the Company shall also be entitled to a one-time payment equal to ten percent (10%) of the overpayment. If the audit shows a shortfall, the Company shall promptly pay the shortfall to Manager.

(e)       Where this Section 7 provides for an allocation of costs among the Company and Hunt or others, the Company shall be entitled to be treated on a substantially as favorable a basis as any other Person to whom such costs are allocated.

(f)       The Manager shall be entitled to the Renewable Energy Reimbursements. The Company shall pay all Renewable Energy Reimbursements payable to the Manager pursuant to this Section 7(f) within five (5) Business Days after the receipt by the Company of such amounts, in each case without demand, deduction, offset or delay; provided, that such payments may be offset by the Manager against amounts due to the Company from the Manager.

(g)       Although the parties do not generally expect that the Company will directly pay any Manager expense and the Company is not authorized hereunder to do so, in the event the Company does so, the Manager shall reimburse the Company for the documented amount expended, or provide a credit on the Management Fee for the amount expended solely to the extent that any such paid Manager expenses are not expenses for which the Manager would be reimbursed hereunder.

(h)       The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8.          Limits of the Manager’s Responsibility; Indemnification.

(a)       The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. To the fullest extent permitted by law, the Manager, Hunt and their respective Affiliates, including their respective directors, officers, employees, managers, trustees, control persons, partners, stockholders, and equity holders, will not be liable to the Company, any Subsidiary, the Board, the Company’s equity holders or any Subsidiary’s equity holders or partners for any acts or omissions by the Manager, its Affiliates, Hunt or any of their respective directors, officers or employees performed in accordance with and/or pursuant to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise, except by reason of acts or omissions constituting bad faith, Fraud, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, Hunt, their respective Affiliates and its and their respective directors, officers, employees, agents, managers, members, trustees, control persons, partners, stockholders and equity holders (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, Fraud, willful misconduct, gross negligence or reckless disregard of duties of such Manager Indemnified Party under this Agreement. In addition, no Manager Indemnified Party will be liable for trade errors that may result from ordinary negligence, including errors in the investment decision making process and/or in the trade process.

25

(b)      The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, its Subsidiaries and the directors, officers and employees of the Company and its Subsidiaries and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, Fraud, willful misconduct, gross negligence or reckless disregard of duties of the Manager under this Agreement or (ii) any claims by the Manager’s or its Affiliate’s employees relating to the terms and conditions of their employment by the Manager or its Affiliate. Notwithstanding the foregoing, (A) in no event shall the Manager be liable to any Company Indemnified Party for (1) any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable (except, subject to the following clause (2), in the case of claims by third parties), or (2) any claims (whether derivative or direct and whether based in contract, tort, by statute or otherwise) of any holder of any equity or other ownership interest in the Company or any of its Subsidiaries, relating to services to be provided by the Manager hereunder and (B) the aggregate liability of the Manager pursuant to this Section 8 shall in no event exceed the aggregate amount of the Management Fees and Incentive Compensation paid to and received by the Manager at the time a Company Indemnified Party submits a Claim for indemnification against the Manager in accordance with the terms of this Agreement; provided, that, to the extent the Manager is liable to a Company Indemnified Party pursuant to this Section 8 during the first twelve (12) months of this Agreement, the aggregate liability of the Manager in connection with such Claim shall not exceed the greater of (x) $3.5 million and (y) the aggregate amount of the Management Fees and Incentive Compensation payable to the Manager during such twelve (12)-month period, and the Manager’s obligations with respect to any such Claim shall be satisfied by offset against such Management Fees and Incentive Compensation.

26

(c)      In case any such claim, suit, action, investigation or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 8; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights pursuant to this Section 8 unless the failure to provide such notice results in material prejudice to the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith control and defend any such Claim (including any settlement thereof) with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 8, also represent the indemnifying party in such Claim. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party, provided (A) such settlement is without any Losses (including equitable relief) whatsoever to such Indemnified Party, (B) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (C) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. Subject to the immediately prior sentence, the applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8.

(d)      Any Indemnified Party entitled to indemnification hereunder shall first seek recovery from any other indemnity then available with respect to any applicable insurance policies by which such Indemnified Party is indemnified or covered prior to seeking recovery hereunder and shall obtain the written consent of the Company or Manager (as applicable) prior to entering into any compromise or settlement which would result in an obligation of the Company or Manager (as applicable) to indemnify such Indemnified Party. If such Indemnified Party shall actually recover any amounts under any applicable insurance policies or other indemnity then available, it shall offset the net proceeds so received against any amounts owed by the Company or Manager (as applicable) by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Company or Manager (as applicable) in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Company or Manager (as applicable) to such Indemnified Party) to the Company or Manager (as applicable). If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company or Manager and also of any other Person or entity for which the Indemnified Party hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by the Company or Manager (as applicable) may be limited to the Company’s or Manager’s (as applicable) allocable share thereof as determined by the Company or Manager (as applicable) in good faith. Notwithstanding anything to the contrary in this Section 8 and for greater certainty, it is understood and/or agreed that the Company’s or Manager’s (as applicable) obligation, if any, to indemnify any Indemnified Party shall be reduced by any amount that such Indemnified Party shall collect as indemnification from any then available insurance policies, which the Indemnified Party shall have an obligation to seek payment from prior to seeking payment from the Company or Manager in respect of such Claims, and if the Company or Manager pays or causes to be paid any amounts that should have been paid under such insurance policies, then the Company or Manager (as applicable) shall be fully subrogated to all rights of the relevant Indemnified Party with respect to such payment and shall be entitled to recover under such policy up to the amount owed or paid by the Company or Manager (as applicable) to the Indemnified Party.

27

(e)      The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9.          No Joint Venture. The Company and the Manager are not partners or joint venturers with each other by virtue of this Agreement and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10.       Term; Renewal; Termination Without Cause.

(a)      This Agreement became effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until December 31, 2022 (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically for additional two (2)-year periods (each, an “Automatic Renewal Term”) unless the Company or the Manager elects not to renew this Agreement in accordance with Section 10(b) or Section 10(c), respectively.

(b)      Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon twelve (12) months prior written notice to the Manager (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of a majority of the Independent Directors. In the event of a Termination Without Cause, the Company shall pay the Manager the Termination Fee on or before the last day of the Initial Term or applicable Automatic Renewal Term, as the case may be (the “Effective Termination Date”). The Company may terminate this Agreement for cause pursuant to Section 12 hereof even after a Termination Notice and, in such case, no Termination Fee shall be payable.

(c)      No later than twelve (12) months prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the expiration date of the then current term. The Company shall not be required to pay the Manager any Termination Fee if the Manager terminates this Agreement pursuant to this Section 10(c).

28

(d)      Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 3(b), Section 5, Section 7, Section 8 and Section 14 of this Agreement.

(e)      Prior to the Effective Termination Date, the Manager shall cooperate, at the Company’s expense, with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new manager or to the Company, as the Company may elect.

Section 11.       Assignments.

(a)      Assignments by the Manager. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Manager, unless such assignment is consented to in writing by the Company and with the consent of a majority of the Independent Directors. The failure of the Persons set forth on Schedule 11(a) to, in the aggregate, directly or indirectly, own fifty-one percent (51%) of the equity interests of the Manager or its ultimate parent entity, shall be deemed an assignment hereunder requiring such consent. Any such permitted assignment by the Manager shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may, at any time without the approval of the Company and without the approval of the Company’s Independent Directors, (i) assign this Agreement to one or more Affiliates of the Manager or Hunt and (ii) delegate to one or more of its Affiliates, including Affiliate sub-advisors approved under Section 2(e), the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case, so long as such assignment or delegation does not require the Company’s approval under the Investment Company Act or the Company’s consent under the Investment Advisers Act (but if such approval or consent is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.

(b)      Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, and the failure to obtain such prior written consent will result in the Manager having the right to terminate this Agreement in its sole discretion. Any permitted assignment shall bind the assignee under this Agreement in the same manner as the Company is bound under this Agreement. For the avoidance of doubt, the merger, consolidation or similar reorganization of the Company shall be deemed an assignment of this Agreement by the Company upon which the Manager may terminate this Agreement and shall receive the Termination Fee; provided, however, that in connection with such termination, the Company shall not be required to pay the Termination Fee if such assignment, merger, consolidation or similar reorganization of the Company does not cause the Company to become privately held or otherwise result in the delisting of the Common Shares from any applicable National Securities Exchange.

29

Section 12.       Termination for Cause.

(a)      The Company may terminate this Agreement effective upon ninety (90) days’ prior written notice of termination from the Company to the Manager, without payment of any Termination Fee, upon the occurrence of a Cause Event.

(b)      The Manager may terminate this Agreement effective upon ninety (90) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days in the case of a payment default and ninety (90) days in the case of any other default after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30)-day or ninety (90)-day period. The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 12(b).

(c)      The Manager may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 13.        Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 12(b) hereof or not renewed pursuant to Section 10(b) hereof, the Termination Fee as set forth in the applicable Section. Upon any such termination, the Manager shall forthwith:

(a)      after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b)     deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board with respect to the Company and any Subsidiaries through the Effective Termination Date; and

(c)      deliver to the Board all property and documents of the Company and any Subsidiaries then in the custody of the Manager, provided that the Manager shall be permitted to retain copies of such documents for its records, and if so retained, the Manager shall continue to be bound by the confidentiality obligations and other obligations set forth in Section 5 hereof with respect to the retained documents.

30

Section 14.         Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company (which such term, for the purposes of this Section 14, shall be deemed to include any and all of its Subsidiaries, if any) shall be held in the name of the Company or any Subsidiary, and in the case of securities and funds of the Company, shall be maintained by a qualified custodian in the name of the Company or any Subsidiary in accordance with applicable law. The Manager shall not be liable to the Company, the Board, or the Company’s equity holders or partners for any acts or omissions by the custodian in connection with the money or other property held by such custodian(s) in accordance with this Section 14. The Company shall indemnify the Manager and each other Manager Indemnified Party against any and all Losses which arise in connection with the Manager’s or such Manager Indemnified Party’s proper release or direction of such money or other property to the Company’s custodian(s) in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager and each other Manager Indemnified Party to indemnification under Section 8 of this Agreement.

Section 15.       Representations and Warranties.

(a)      The Company hereby represents and warrants to the Manager as follows:

(i)          Each of the Company and each Subsidiary thereof, if any, is organized or incorporated, as applicable, validly existing and in good standing under the laws of the state of its organization, formation or incorporation, as applicable, has the limited liability company, corporate or partnership power and authority, as applicable, and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign limited liability company, corporation or partnership, as applicable, and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.

(ii)         The Company has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person that has not already been obtained, including equity holders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company or any Subsidiary thereof in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

31

(iii)        The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company or any Subsidiary thereof, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company or any Subsidiary thereof, or the Governing Agreements of, or any securities issued by, the Company or any Subsidiary thereof, or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company or any Subsidiary thereof is a party or by which the Company or any Subsidiary thereof or any of their respective assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b)      The Manager hereby represents and warrants to the Company as follows:

(i)          The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to conduct the business in which it is now engaged and is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.

(ii)         The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager, enforceable against the Manager in accordance with its terms.

(iii)        The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Agreements of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

32

Section 16.       Miscellaneous.

(a)      Notices. Any notices that may or are required to be given hereunder by any party to another shall be deemed to have been duly given if (i) personally delivered or delivered by facsimile, when received, (ii) sent by United States Express Mail or recognized overnight courier, on the second following Business Day (or third following Business Day if mailed outside the United States), or (iii) delivered by electronic mail upon confirmation of transmission:

The Company:

MMA Capital Management, LLC
3600 O'Donnell Street, Suite 600
Baltimore, Maryland 21224

Attention:	Chief Executive Officer
Email:	Michael.Falcone@mmacapitalmanagement.com

with a copy to:

MMA Capital Management, LLC
c/o Charlesmead Advisors, LLC
800 N. Charles Street Suite 201
Baltimore, Maryland 21201

Attention: Frank Gallagher, Chairman

Email: fgallagher@charlesmead.com

and

Gallagher Evelius & Jones LLP
218 North Charles Street, Suite 400
Baltimore, Maryland 21201

Attention:	Stephen A. Goldberg
Email:	sgoldberg@gejlaw.com
Facsimile:	(410) 468-2786

The Manager:

Hunt Investment Management, LLC
980 North Michigan Avenue, Suite 1150
Chicago, Illinois 60611
Attention: Kara E. Harchuck, General Counsel
Facsimile: 312-799-3909
Email: kara.harchuck@huntcompanies.com

33

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064

Attention:	Jeffrey D. Marell

Ross A. Fieldston

Email:	jmarell@paulweiss.com

rfieldston@paulweiss.com

Facsimile:	(212) 492-0105

(212) 492-0075

(b)      Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, permitted successors and permitted assigns as provided herein. Except for Section 3 and Section 8, none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third party.

(c)      Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d)      Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)      GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF LAW OTHER THAN LAW OF THE STATE OF NEW YORK. EXCEPT AS SPECIFICALLY PROVIDED IN THE DEFINITION OF “CONSUMER PRICE INDEX,” EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.

34

(f)       WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)      Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(h)      No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i)       Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.

(j)       Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k)      Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(l)       Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

35

IN WITNESS WHEREOF, each of the parties hereto has executed this Management Agreement as of the date first written above.

MMA CAPITAL MANAGEMENT, LLC

By:	/s/ Michael L. Falcone
Name: Michael L. Falcone
Title: Chief Executive Officer and President

HUNT INVESTMENT MANAGEMENT, LLC

By:	/s/ Kara Harchuck
Name: Kara E. Harchuck
Title: EVP and General Counsel

[Signature Page to Management Agreement]